Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated March 30, 2026, relating to the consolidated financial statements of Innventure, Inc. and subsidiaries (the “Company”) as of and for the year ended December 31, 2025, which included an explanatory paragraph related to the Company’s ability to continue as a going concern, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

Orlando, Florida
April 1, 2026